UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2015

Brooks Automation, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-25434	04-3040660
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Elizabeth Drive, Chelmsford, MA	01824
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (978) 262-2400

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On June 4, 2015, Brooks Automation, Inc. (“Brooks” or the “Company”) entered into a non-competition agreement with each of Stephen S. Schwartz, Chief Executive Officer, Mark D. Morelli, President and Chief Operating Officer, and Lindon G. Robertson, Executive Vice President and Chief Financial Officer. Under the terms of the non-competition agreement, each executive agrees that during the term of the agreement and for a period of 12 months following termination of such executive’s employment with the Company for any reason, such executive shall not (i) engage or invest in any business that develops, manufactures, markets or sells any products or services that are competitive with the products or services developed, manufactured, marketed or sold by the Company; or (ii) employ, hire or solicit any employee of the Company or solicit any person who was a customer of the Company within two years prior to such executive’s termination of employment for business that is competitive with the business of the Company.
On June 4, 2015, the Company also entered into a change in control agreement with each of Dr. Schwartz and Messrs. Morelli and Robertson. The agreements provide for certain benefits if the executive is terminated without “cause” or terminates his employment for “good reason” within the two-year period following or the six month period prior to a change in control of the Company. These benefits include: (i) severance in an the amount equal to two times the sum of the executive’s then current base salary plus annual target bonus, payable in bi-weekly installments over the two-year period following termination provided the executive has timely executed a release; and (ii) a lump sum payment in an amount equal to the approximate cost of the Company’s portion of the premiums necessary to continue coverage under the executive’s medical, dental, life insurance and disability insurance plans for a two-year period following termination. If the benefits to be received by an executive under the change in control agreement would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, the executive will receive either the full amount of benefits or have the benefits reduced to an amount that would not trigger the excise tax, whichever results in the great net amount to the executive after taxes.

On June 4, 2015, the Company also entered into letter agreements with each of Mr. Morelli and Mr. Robertson, modifying each executive’s original offer letter to provide certain benefits if the executive is terminated without “cause” or terminates his employment for “good reason”. The intent of the letter agreement is provide each of them with the same level of severance benefits as currently in place with Dr. Schwartz in the event of a termination of employment outside of a change in control of the Company. In the case of Mr. Robertson, the letter agreement modifies his original offer letter by (i) adding severance benefits in the event of a termination by him for “good reason”; and (ii) increasing his severance benefit if he does not secure employment following the initial 12 months of salary continuation to continue such severance for up to 12 additional months while not employed. In the case of Mr. Morelli, the letter agreement modifies his original offer letter by adding the same severance benefits in the event of a termination by him for “good reason”.

The foregoing descriptions of the non-competition agreements, the change in control agreements, and the letter agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the form of change in control agreement, the form of non-competition agreement and each letter agreement attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits

10.1    Form of Non-competition Agreement
10.2    Form of Change in Control Agreement
10.3    Letter Agreement dated June 4, 2015 between Brooks Automation, Inc. and Mark D. Morelli
10.4    Letter Agreement dated June 4, 2015 between Brooks Automation, Inc. and Lindon G. Robertson

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKS AUTOMATION, INC.

/s/ Jason W. Joseph
Date: June 9, 2015	Jason W. Joseph Vice President, General Counsel and Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBITS
10.1	Form of Non-competition Agreement
10.2	Form of Change in Control Agreement
10.3	Letter Agreement dated June 4, 2015 between Brooks Automation, Inc. and Mark D. Morelli
10.4	Letter Agreement dated June 4, 2015 between Brooks Automation, Inc. and Lindon G. Robertson

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